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                                                                   EXHIBIT 23.02


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Equity Incentive Plan, 2001 Equity Incentive Plan and 2001 Employee Stock Purchase Plan of NetScreen Technologies, Inc. of our report dated November 7, 2001 (except for the last paragraph of Note 11, as to which the date is November 21, 2001) with respect to the consolidated financial statements and schedule of NetScreen Technologies, Inc. included in Amendment No. 4 to the Registration Statement Form S-1 (No. 333-71048) and related prospectus of NetScreen Technologies, Inc. for the year ended September 30, 2001, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

San Jose, California
December 11, 2001